CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-276675, 333-275968, 333-275844, 333-281220, 333-280683 and Form S-8 Nos. 333-276978 and 333-270070 of SeaStar Medical Holding Corporation (the “Company”) of our report dated March 27, 2025, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, relating to the consolidated financial statements as of and for the years ended December 31, 2024 and 2023, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 27, 2025